FOR IMMEDIATE RELEASE

Norfolk Southern reports third-quarter 2019 results

Achieves record third-quarter operating ratio

NORFOLK, Va., October 23, 2019 – Norfolk Southern Corporation (NYSE: NSC) today reported third-quarter financial results.

Third-quarter net income was $657 million and diluted earnings per share were $2.49. The operating ratio for the quarter was 64.9%, a third-quarter record for NS. These results include a $32 million write-off of a receivable resulting from a legal dispute, which unfavorably impacted the operating ratio by 110 basis points and earnings per share by $0.09.

“Our team achieved a record third-quarter operating ratio while successfully rolling out the first phase of our TOP21 operating plan, followed by the swift transition to the plan’s second phase. These efforts produced an 11% reduction in crew starts and recrews compared to the third-quarter last year, robustly outpacing the 6% volume decline while maintaining resilient service that supported an 11th consecutive quarter of year-over-year revenue per unit growth,” said James A. Squires, Norfolk Southern chairman, president and CEO. “Initiatives to reimagine mechanical operations while maintaining a more efficient fleet of locomotives and railcars also progressed, as these and other efforts delivered significant cost savings this quarter. Looking ahead, additional productivity will be generated as we advance to the third phase of TOP21 and execute initiatives surrounding fuel efficiency, distributed power, intermodal operations, and our mechanical network, just to name a few. Norfolk Southern remains fully dedicated to our strategic plan for the creation of shareholder value through sweeping productivity improvements while maintaining a superior service product for our customers.”

Third-quarter summary and highlights

•	Railway operating revenues of $2.8 billion decreased 4 percent compared with third-quarter 2018, as a 2 percent increase in average revenue per unit partially offset a 6 percent decline in total volume.

•	Railway operating expenses were $1.8 billion, a decrease of $82 million compared with the same period last year. Lower compensation and benefits, equipment rents, and fuel prices were partially offset by a $32 million write-off of a receivable resulting from a legal dispute and increased depreciation expense.

•	Income from railway operations was $1.0 billion, a decrease of $24 million year-over-year. The railway operating ratio was a third-quarter record 64.9 percent, despite the unfavorable impact of 110 basis points related to a legal dispute.

•	Increased quarterly dividend by 9 percent from $0.86 to $0.94 per share.

About Norfolk Southern

About Norfolk Southern

Norfolk Southern Corporation (NYSE: NSC) is one of the nation’s premier transportation companies. Its Norfolk Southern Railway Company subsidiary operates approximately 19,500 route miles in 22 states and the District of Columbia, serves every major container port in the eastern United States, and provides efficient connections to other rail carriers. Norfolk Southern is a major transporter of industrial products, including chemicals, agriculture, and metals and construction materials. In addition, the railroad operates the most extensive intermodal network in the East and is a principal carrier of coal, automobiles, and automotive parts.

Forward-looking statements

This news release contains forward-looking statements that may be identified by the use of words like “believe,” “expect,” “anticipate,” “estimate,” “plan,” “consider,” “project,” and similar references to the future. Forward-looking statements reflect our good-faith evaluation of information currently available. These forward-looking statements are subject to a number of risks and uncertainties, and our actual results may differ materially from those projected. Please refer to our annual and quarterly reports filed with the SEC for a full discussion of those risks and uncertainties we view as most important. Forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at or by which any such performance or results will be achieved. As a result, actual outcomes and results may differ materially from those expressed in forward-looking statements. We undertake no obligation to update or revise forward-looking statements.

Media Inquiries:

Media Relations, 404-420-4444 (media.relations@nscorp.com)

Investor Inquiries:

Pete Sharbel, 470-867-4807 (peter.sharbel@nscorp.com)

http://www.norfolksouthern.com

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